Exhibit 99.1

	Contacts:	Jay Brown, CFO
FOR IMMEDIATE RELEASE		Fiona McKone, VP — Finance
Crown Castle International Corp.
713-570-3050
CROWN CASTLE INTERNATIONAL ANNOUNCES PROPOSED ADDITIONAL SECURITIZED NOTES
July 28, 2010 — HOUSTON, TEXAS — Crown Castle International Corp. (NYSE: CCI) announced today that certain of its indirect subsidiaries intend to offer, in a private transaction, up to $1.55 billion of Senior Secured Tower Revenue Notes (“Offered Notes”), as additional debt securities under the existing Indenture dated as of June 1, 2005 (“Indenture”), pursuant to which the Senior Secured Tower Revenue Notes, Series 2006-1 (“Series 2006-1 Notes”), and the Senior Secured Tower Revenue Notes, Series 2010-1, Series 2010-2 and Series 2010-3, were issued. The subsidiaries expected to issue the Offered Notes are special purpose entities that are the current issuers under the Indenture and that hold over half of the U.S. and Puerto Rico towers of Crown Castle. Crown Castle expects that all of the Offered Notes will be rated investment grade. The servicing and repayment of the Offered Notes are expected to be made solely from the cash flow from the operation of the U.S. towers that are part of the transaction.
Crown Castle expects to use the net proceeds received from this offering to repay in full the Series 2006-1 Notes, together with related prepayment premiums, fees and expenses. Crown Castle expects the offering of the Offered Notes to close on or about August 16, 2010.
This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which any such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The notes will be offered to qualified institutional buyers under Rule 144A, to persons outside of the United States under Regulation S and to institutional investors that are Accredited Investors under Rule 501. The notes will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

News Release continued:

Crown Castle owns, operates, and leases towers and other communication structures for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.
Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding (i) the proposed offering of the Offered Notes, including the dollar amount to be raised through such notes offering, (ii) the investment grade rating of the Offered Notes, (iii) the terms of the Offered Notes, including with respect to servicing and repayment and (iv) the use of proceeds from the Offered Notes. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including”, and any variation thereof, means “including, without limitation”.